SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, DC  20549
                         ------------------

                              FORM S-8

                       REGISTRATION STATEMENT
                              UNDER THE
                       SECURITIES ACT OF 1933

                         ROCK OF AGES CORPORATION
       (Exact Name of Registrant as Specified in Its Charter)

                                 Delaware
           (State or Other Jurisdiction of Incorporation or
                            Organization)

                              030153200
                (I.R.S. Employer Identification No.)

           772 Graniteville Road, Graniteville, VT 05654
         (Address of Principal Executive Offices) (Zip Code)

                1994 AMENDED AND RESTATED STOCK PLAN
                         (Full Title of Plan)

         Kurt M. Swenson, President, Chief Executive Officer
               and Chairman of the Board of Directors
                      Rock of Ages Corporation
                        772 Graniteville Road
                     Graniteville, Vermont 05654
               (Name and Address of Agent for Service)

                            (802)476-3121
               (Telephone Number, Including Area Code,
                        of Agent for Service)

                   CALCULATION OF REGISTRATION FEE

============================================================================================
Title of Securities     Amount to    Proposed Maximum    Proposed Maximum      Amount of
to be                   be Regis-    Offering Price          Aggregate       Registration
Registered              tered (1)       Per Share         Offering Price         Fee
--------------------------------------------------------------------------------------------
Class A Common Stock      350,000        $3.74          $1,309,000          $ 386.16
Class A Common Stock      225,000         3.59             807,750            238.29
Class A Common Stock      175,000         2.40             420,000            123.90
Class A Common Stock      100,000         2.64             264,000             77.88
Class A Common Stock       12,500         4.12              51,500             15.19
Class A Common Stock      383,252        18.50           7,090,162          2,091.60
Class A Common Stock      254,248        15.88(2)        4,037,458          1,191.05

Class B Common Stock      350,000         3.74           1,309,000            386.16
Class B Common Stock      225,000         3.59             807,750            238.29
Class B Common Stock      175,000         2.40             420,000            123.90
Class B Common Stock      100,000         2.64             264,000             77.88
Class B Common Stock       12,500         4.12              51,500             15.19
                        ---------                      -----------         ---------
                        2,362,500                      $16,832,120         $4,965.49
============================================================================================

(1)   The Class A Common Stock, par value $.01 per share (the "Class A
      Common Stock") being registered relates to (i) past option grants pursuant to the 1994 Amended and Restated Stock Plan ("the Plan") of Rock of Ages Corporation (the "Company"), with exercise prices as indicated, (ii) option grants pursuant to the Plan to be made in the future, with option exercise prices to be determined and (iii) shares of Class A Common Stock issuable upon conversion of Class B Common Stock, par value $.01 per share (the "Class B Common Stock), issued upon exercise of options for Class B Common Stock previously granted pursuant to the Plan. The Class B Common Stock being registered relates to such prior option grants, with exercise prices as indicated. The Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis at any time at the option of the holder thereof.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, (the "Act") based on the average of the high and low prices per share of the Company's Class A Common Stock reported on the Nasdaq National Market on February 2, 1998.



PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

      There are incorporated herein by reference (i) the Company's final prospectus dated October 21, 1997, filed pursuant to Rule 424(b) of the Act, containing audited financial statements for the Company's latest fiscal year for which such statements have been filed by the Company with the Securities and Exchange Commission, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 and (iii) the description of the Class A Common Stock contained in the Company's registration statement on Form 8-A and all amendments thereto filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registra tion statement and to be a part thereof from the date of filing of such documents.

Item 4.     Description of Securities.

CLASS A COMMON STOCK

      The Class A Common Stock has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Class A Common Stock is not required herein.

CLASS B COMMON STOCK

      The Company's Amended and Restated Certificate of Incorporation authorizes the issuance of up to 15,000,000 shares of Class B Common Stock.

      The shares of Class A Common Stock and Class B Common Stock are substantially identical, except for voting rights and certain conversion rights, as described below.

      Voting Rights. Each share of Class B Common Stock entitles the holder to ten votes on each matter submitted to a vote of the Company's stockholders, including the election of directors. Except as required by applicable law, holders of Class B Common Stock will vote together with holders of Class A Common Stock as a single class on all matters submit ted to a vote of the stockholders. The Class B Common Stock does not have cumulative voting rights.

      Any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This could permit the holders of Class B Common Stock to take all actions required to be taken by the stockholders without providing the other stockholders the opportunity to vote or raise other matters at a meeting.

      Dividends. Holders of Class B Common Stock and Class A Common Stock are entitled to receive dividends at the same rate if and when declared by the Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any of the preferred stock of the Company that may be issued and outstanding.

      If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class B Common Stock payable solely in shares of Class B Common Stock. Conversely, if a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class A Common Stock payable solely in shares of Class A Common Stock.

      Conversion. The Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder on the basis of one share of Class A Common
Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock upon transfer to any person or entity other than a "Permitted Transferee." For this purpose, a Permitted Transferee is (i) a spouse or lineal descendant of any person duly holding shares of Class B Common Stock (a "Qualified Holder") and any spouse of such lineal descendant (all such spouses and lineal descendants, collectively, "Fami ly Members"), (ii) the trustee of a trust for the sole benefit of a Qualified Holder or Family Members, (iii) a partnership comprised exclusively of a Qualified Holder or Family Members or other entity wholly owned by a Qualified Holder or Family Members, or (iv) the executor, administrator or personal representative of the estate of a Qualified Holder or Family Members, or the guardian or conservator of a Qualified Holder or any Family Members who has been adjudged disabled by a court of competent jurisdiction.

      Liquidation. In the event of a liquidation of the Company, after payment of the debts and other liabilities of the Company and after making provision for the holders of Preferred Stock, if any, the remaining assets of the Company will be distributable ratably among the holders of the Class A Common Stock and Class B Common Stock treated as a single class.

      Other Provisions. The holders of shares of the Class B Common Stock are not entitled to preemptive rights. The Class B Common Stock may not be subdivided or combined in any manner unless the Class A Common Stock is subdivided or combined in the same proportion.

      The information required by Item 202(5) of Regulation S-K is provided under the headings "Description of Capital Stock-Preferred Stock" and "-Antitakeover Effects of Provisions of the Charter and By-Laws and of Delaware Law" in the Company's Registration Statement on Form S-1 (Registration No. 333-33685), as initially filed with the Securities and Exchange Commission on August 15, 1997 and as amended on September 23, 1997, October 15, 1997 and October 17, 1997 (the "Registration Statement"). Such portion of the Registration Statement is hereby incorporated by reference and made a part hereof.

Item 5.     Interests of Named Experts and Counsel.

            Not applicable.

Item 6.     Indemnification of Directors and Officers.

            Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

            Section 145 of the DGCL, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

            Article Ninth of the Company's Amended and Restated
Certificate of Incorporation provides for elimination of directors' personal liability and indemnification as follows:

            "(Nine) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereto is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article NINTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification."

            In addition, Article VIII of the By-Laws of the Company provides for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

            Section 9 of the Underwriting Agreement between the Company and the Representative provides for indemnification by the Company of the Representative, the Underwriters and each person, if any, who controls the Representative or any Underwriter, against certain liabilities under the Securities Act. The Underwriting Agreement also provides that the Representative and the Underwriters shall similarly indemnify the Company, its directors, officers, and controlling person, as set forth therein.

            The Company has purchased directors' and officers' liability insurance which would indemnify the directors and officers of the Company against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7.     Exemption from Registration Claimed.

            Not applicable.

Item 8.     Exhibits.


Exhibit
Number       Description
--------     -----------
    4.1      Amended and Restated Certificate of Incorporation of the
             Company (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Registration
             No. 333-33685) as declared effective by the Securities and Exchange Commission on October 20, 1997).

    4.2      By-Laws of the Company (Incorporated by reference to Exhibit
             3.2 to the Company's Registration Statement on Form S-1 (Registration No. 333-33685) as declared effective by the Securities and Exchange Commission on October 20, 1997).

    4.3 Specimen Certificate for the Class A Common Stock of the Company (Incorporated by referenced to Exhibit 4 to the Company's Registration Statement on Form S-1 (Registration No. 333-33685) as declared effective by the Securities and Exchange Commission on October 20, 1997.

     5       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

    23.1     Consent of KPMG Peat Marwick LLP.

    23.2     Consent of KPMG Peat Marwick LLP.

    23.3     Consent of KPMG Peat Marwick LLP.

    23.4     Consent of KPMG Peat Marwick LLP.

    23.5     Consent of Greene and Company, L.L.P.

    23.6     Consent of Greene and Company, L.L.P.

    23.7     Consent of Greene and Company, L.L.P.

    23.8     Consent of Greene and Company, L.L.P.

    23.9     Consent of Greene and Company, L.L.P.

    23.10    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
             (contained in the opinion filed as Exhibit 5 to this Registration Statement).

    24.1 Power of Attorney (included on the signature page of this Registration Statement).

Item 9.     Undertakings.

            The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i)     To include any prospectus required by Section
                    10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Graniteville, State of Vermont, on this 4th day of February, 1998.

                        Rock of Ages Corporation

                        By: /s/ Kurt M. Swenson
                           ----------------------------
                           Kurt M. Swenson
                           President, Chief Executive Officer
                           and Chairman of the Board of Directors



      KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Kurt M. Swenson and Richard C. Kimball and each of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution and revocation for such person and in such person's name, place and stead, in any and all capacities, to execute any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 4, 1998.

 /s/ Kurt M. Swenson                  President, Chief Executive
 -----------------------------        Officer and Chairman of the Board of
  Kurt M. Swenson                     Directors (Principal Executive
                                      Officer)


  /s/ George R. Anderson              Senior Vice President,
 -----------------------------        Chief Financial Officer,
  George R. Anderson                  Treasurer, Director
                                      (Principal Financial Officer)


 /s/ Richard C. Kimball               Vice Chairman and President,
 -----------------------------        Memorial Division, Director
  Richard C. Kimball


 /s/ Jon M. Gregory                   President, Quarry Division,
 -----------------------------        Director
  Jon M. Gregory


 /s/ Mark A. Gherardi                 Senior Vice President, Barre
 -----------------------------        and Canada Manufacturing
  Mark A. Gherardi                    Operations, Director



 /s/ G. Thomas Oglesby                President, Keystone Memorials
 -----------------------------        Director
  G. Thomas Oglesby, Jr.


 /s/ Peter A. Friberg                 Senior Vice President,
 -----------------------------        Memorial Sales, Director
  Peter A. Friberg


 /s/ James L. Fox                     Director
 -----------------------------
  James L. Fox


 /s/ Charles M. Waite                 Director
 -----------------------------
  Charles M. Waite


 /s Frederick Webster                 Director
 -----------------------------
  Frederick Webster




                              EXHIBIT INDEX


Exhibit
Number       Description
-------      -----------
    4.1      Form of Amended and Restated Certificate of In corporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1
             (Registration No. 333-33685) as declared effective by the Securities and Exchange Commission on October 20, 1997).

    4.2      By-Laws of the Company (Incorporated by reference to Exhibit
             3.2 to the Company's Registration Statement on Form S-1 (Registration No. 333-33685) as declared effective by the Securities and Exchange Commission on October 20, 1997).

    4.3 Specimen Stock Certificate of the Company (Incorporated by Reference to Exhibit 4 to the Company's Registration
             Statement on Form S-1 (Registration No. 333-33685) as declared effective by the Securities and Exchange Commission on October 20, 1997).

     5       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

    23.1     Consent of KPMG Peat Marwick LLP.

    23.2     Consent of KPMG Peat Marwick LLP.

    23.3     Consent of KPMG Peat Marwick LLP.

    23.4     Consent of KPMG Peat Marwick LLP.

    23.5     Consent of Greene and Company, L.L.P.

    23.6     Consent of Greene and Company, L.L.P.

    23.7     Consent of Greene and Company, L.L.P.

    23.8     Consent of Greene and Company, L.L.P.

    23.9     Consent of Greene and Company, L.L.P.

   23.10     Consent of Skadden, Arps, Slate, Meagher & Flom
             LLP(contained in the opinion filed as Exhibit 5 to this Registration Statement).

     24 Power of Attorney (included on the signature page of this Registration Statement).